SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

         / /      Preliminary Proxy Statement
         / /      Confidential, for Use of the Commission Only (as
                  permitted by Rule 14a-6(e)(2)
         /X/      Definitive Proxy Statement
         / /      Definitive Additional Materials
         / /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                  14(a)-12


                              United Capital Corp.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)



--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------


         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


        / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



--------------------------------------------------------------------------------


         (2)      Form, Schedule or Registration Statement no.:



--------------------------------------------------------------------------------


         (3)      Filing Party:



--------------------------------------------------------------------------------


         (4)      Date Filed:

                              UNITED CAPITAL CORP.
                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1999
                                 --------------

To the Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of UNITED CAPITAL CORP., a Delaware corporation (the "Company"), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 15, 1999, at 10:00 A.M., Local Time, for the following purposes:

                  1. To elect four (4) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

                  2. To amend the Company's 1988 Joint Incentive and NonQualified Stock Option Plan (the "Joint Plan") and the Company's 1988 Incentive Stock Option Plan (the "Incentive Plan") to extend the termination date of each of the Joint Plan and the Incentive Plan to December 31, 2008; and

                  3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 4, 1999 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                By Order of the Board of Directors



                                ANTHONY J. MICELI
                                Secretary

Dated: May 6, 1999


         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              UNITED CAPITAL CORP.
                                  9 PARK PLACE
                           GREAT NECK, NEW YORK 11021
                                ----------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 15, 1999
                                ----------------

                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders by the Board of Directors of United Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 15, 1999, at 10:00 A.M., Local Time, or at any adjournment thereof.

         The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 6, 1999.

                        RECORD DATE AND VOTING SECURITIES

         Only stockholders of record at the close of business on May 4, 1999, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 5,202,147 outstanding shares of the Company's common stock, $.10 par value (the "Common Stock"). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                                VOTING OF PROXIES

         Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the amendment of each of the Company's 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint

Plan") and 1988 Incentive Stock Option Plan (the "Incentive Plan") to extend the termination date of each of the Joint Plan and the Incentive Plan to December 31, 2008 and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

         The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

         The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

         The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:


    Name and Address            Shares                  Percentage
  of Beneficial Owner       Beneficially Owned          of Class(6)
  -------------------       ------------------          ------------

A.F. Petrocelli               3,121,778(1)(2)             [58.4]%
9 Park Place
Great Neck, NY 11021

Beverly Petrocelli              500,000(2)                [10.0]%
c/o 9 Park Place
Great Neck, NY 11021

    Name and Address            Shares                  Percentage
  of Beneficial Owner       Beneficially Owned          of Class(6)
  -------------------       ------------------          ------------


Anthony J. Miceli               [56,300](3)               [1.1%]
9 Park Place
Great Neck, NY 11021

Arnold S. Penner                 [9,666](4)                *
249 East 71st Street
New York, NY 10021

Howard M. Lorber                [88,166](5)               [1.8]%
70 E. Sunrise Highway
Valley Stream, NY 11581

All executive officers and   [3,275,910](1)(3)            [60.5]%
directors as a group (4                 (4)(5)
persons)


*        Less than 1%

(1) Mr. Petrocelli owns directly 2,798,524 shares of Common Stock and presently exercisable options or options exercisable within 60 days of the Record Date to purchase 323,254 shares of Common Stock. Does not include shares held by the wife, adult children or the grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.

(2) Beverly Petrocelli is the wife of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of all shares held by Mrs. Petrocelli. Does not include shares held by the adult children or the grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.

(3) Consists of presently exercisable options or options exercisable within 60 days of the Record Date to purchase 56,300 shares of Common Stock.

(4) Consists of 9,666 shares issuable upon the exercise of options which are presently exercisable or exercisable within 60 days of the Record Date.

(5) Includes 36,800 shares owned by the Howard M. Lorber Irrevocable Trust. Mr. Lorber disclaims beneficial ownership of all shares owned by the Howard M. Lorber Irrevocable Trust. Also includes 9,666 shares issuable upon the exercise of options which are presently exercisable or exercisable within 60 days of the Record Date.

(6) Includes the shares of Common Stock subject to options which are presently exercisable or exercisable within 60 days after the Record Date held by directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and directors as a group.

                        PROPOSAL I--ELECTION OF DIRECTORS

Nominees

         Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:


                                                                                                                First Year
                                                                                                                  Became
     Name                              Principal Occupation                                       Age            Director
     ----                              --------------------                                       ---            --------


A.F. Petrocelli                       Chairman of the Board,                                       55               1981
                                           President and Chief
                                           Executive Officer of the
                                           Company

Anthony J. Miceli                     Vice President, Chief                                        36               1996
                                           Financial Officer and
                                           Secretary of the Company

Arnold S. Penner                      Self-employed real estate                                    62               1989
                                           investor and broker

Howard M. Lorber                      Chairman and Chief Executive                                 50               1991
                                           Officer of Hallman &
                                           Lorber Associates, Inc.

         A.F. PETROCELLI has been Chairman of the Board and Chief Executive Officer since December 1987, President of the Company since June 1991 and from June 1983 to March 1989 and a Director of the Company since June 1981. Mr. Petrocelli has been President, Chief Executive Officer and Chairman of the Board of

Prime Hospitality Corp. ("Prime"), a New York Stock Exchange listed company since 1998, and a Director of Prime since 1992, a Director of Boyer Value Fund (a public mutual fund), a Director of Philips International Realty Corp. and a Director of Nathan's Famous Inc. ("Nathan's").

         ANTHONY J. MICELI has been a Director and a Vice President and Chief Financial Officer of the Company since June 1996 and prior thereto was the Corporate Controller of the Company for more than two years. Mr. Miceli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New Jersey Society of Certified Public Accountants.

         ARNOLD S. PENNER has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York. Mr. Penner is also a Director of Philips.

         HOWARD M. LORBER has been a Director of the Company since 1991. Mr. Lorber has been Chairman of the Board and Chief Executive Officer of Nathan's Famous, Inc. ("Nathan's")for more than the past five years and Chairman of the Board of Directors and Chief Executive Officer of Hallman & Lorber Associates, Inc. for over five years. He has been a director, President and Chief Operating Officer of New Valley Corporation for more than five years. He has been a director of and member of the Audit Committee and Compensation Committee of Prime since 1994 and Chairman since 1998 and he has been a director of PLM International, Inc. since January 1999.

Recommendation

THE  BOARD  OF  DIRECTORS  RECOMMENDS  A VOTE  FOR THE  ELECTION  OF EACH OF THE
NOMINEES.

Meetings

         The Board of Directors held one meeting during the year ended December 31, 1998. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

         The Company has a standing Audit Committee and a Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, the independent, non-employee, directors of the Company. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company's internal accounting procedures. The Compensation and Stock Option Committee, which was formed in December 1993, recommends to the Board of Directors compensation for the Company's key employees and administers the Joint Plan and the Incentive Plan and awards stock options thereunder.

         Directors of the Company who are not officers of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended.

Executive Compensation

         The following table sets forth, for the Company's 1998 fiscal year, all compensation awarded to, earned by or paid to the chief executive officer ("Chief Executive Officer") and the most highly compensated executive officer of the Company other than the Chief Executive Officer who was an executive officer of the Company during the fiscal year ended December 31, 1998 and whose salary and bonus exceeded $100,000 (one individual) with respect to the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                           Annual Compensation                            Long-Term Compensation
                                           --------------------------------------------------      ------------------------------
                                                                                 Other Annual                       All Other
   Name and Principal                                                            Compensation        Number of     Compensation
        Position                    Year             Salary($)      Bonus($)      ($)(1)              Options          ($)
   ------------------               ----             ---------      --------      ------             ---------    -------------

A.F. Petrocelli,                    1998             $650,000       $700,000       ----                300,000          ----
   Chairman of the                  1997              650,000        700,000       ----                222,381          ----
   Board, President                 1996              650,000        700,000       ----                   ----          ----
   and Chief Executive
   Officer

Anthony J. Miceli,                  1998             $142,619       $ 70,000       ----                 30,000          ----
   Vice President and               1997              113,731       $100,000       ----                 30,000          ----
   Chief Financial                  1996               99,557       $ 50,000       ----                 20,000          ----
   Officer (2)



(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(2) Mr. Miceli became Vice President and Chief Financial Officer of the Company in June 1996. Prior thereto, he was the Corporate Controller of the Company.

Option Grants During 1998 Fiscal Year

        The following table provides information related to options to purchase Common Stock granted to the Chief Executive Officer and the other named executive officer during 1998. The Company currently does not have any plans providing for the grant of stock appreciation rights.


                                                                                             Potential Realizable
                                                                                            Value at Assumed Rates
                                                                                                of Stock Price
                                                                                            Appreciation for Option
                                 Individual Grants                                                  Term (2)
--------------------------------------------------------------------------------          ----------------------------

                                          % of Total
                          Number of         Options       Exercise
                          Securities      Granted to       or Base
                          Underlying     Employees in       Price
      Name                Option(#)       Fiscal Year    ($/Sh)(1)     Expiration Date         5%           10%
-------------------    -------------    -------------    ---------   -----------------      ----------    -----------
A.F. Petrocelli            300,000         67.6           $22.875         June 9, 2008     $4,315,789    $10,937,058


Anthony J. Miceli           28,000          6.3           $22.8750        June 9, 2008       $402,807     $1,020,792
                             2,000          0.5           $25.1625        June 9, 2008        $24,197        $68,339


-----------
(1) The option exercise price may be paid in shares of Common Stock owned by the executive, in cash, or a combination of any of the foregoing, as determined by the Compensation and Stock Option Committee administering the Company's stock option plans. The exercise price is equal to the fair market value of the Common Stock on the date of grant.

(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend upon the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

Fiscal Year End Option Values

        The following table provides information related to the exercise of options by A. F. Petrocelli and the number and value of options held by the named executive officers at fiscal year end.


                                                              Number of Securities
                                                             Underlying Unexercised
                            Shares                             Options at FY-End           Value of Unexercised In-the-
                           Acquired       Value                         #                  Money Options at FY-End($)(2)
                              on         Realized            --------------------------    -------------------------------
         Name              Exercise        (1)               Exercisable  Unexercisable    Exercisable       Unexercisable
         ----              --------        ---               -----------  -------------    -----------       -------------

A.F. Petrocelli.........     50,000      $262,500                149,127        448,254       $600,000                  $0
Anthony J. Miceli  .....      --            --                    36,300         50,000       $240,600                  $0

--------------------------
(1) Based on the difference between the exercise price of the options and the closing price of a share of Common Stock on October 26, 1998, the date of exercise, as reported on the American Stock Exchange ("AMEX").

(2) Based on the closing price of a share of Common Stock on December 31, 1998 of $17, as reported on AMEX.

Employee Retirement Plan

        The Company, through one of its subsidiaries, has a noncontributory pension plan that covers the executive officers of the Company. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications, based on current limits set by the Internal Revenue Code of 1986, as amended.

                                          Projected Annual Benefit at Retirement


                                                    Years of Service
                        --------------------------------------------------------------------------------------
        Salary                  10             15            20            25            30           35
        ------          ----------------  ------------  ------------  ------------  ------------  ------------
$ 20,000...............      $1,750          $2,625        $3,500        $4,375        $5,250        $6,125
  30,000...............       3,250           4,875         6,500         8,125         9,750        11,375
  40,000...............       4,750           7,125         9,500        11,875        14,250        16,625
  50,000...............       6,250           9,375        12,500        15,625        18,750        21,875
  60,000...............       7,750          11,625        15,500        19,375        23,250        27,125
  70,000...............       9,250          13,875        18,500        23,125        27,750        32,375
  80,000...............      10,750          16,125        21,500        26,875        32,250        37,625
  90,000...............      12,250          18,375        24,500        30,625        36,750        42,875
 100,000...............      13,750          20,625        27,500        34,375        41,250        48,125
 150,000...............      21,250          31,875        42,500        53,125        63,750        74,375
 160,000...............      22,750          34,125        45,500        56,875        68,250        79,625

        The Company did not make any contributions for the benefit of executive officers for the year ended December 31, 1998.

        The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: A.F. Petrocelli twenty four years and Anthony J. Miceli eleven years, respectively.

        Subject to compensation limitations under the Employee Retirement Income Security Act of 1974, which was $160,000 in 1998, benefits are computed as follows: For each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (1 1/2%) of annual compensation in excess of $25,000.

Employment Contracts

        The Company has an employment contract with Mr. Petrocelli which provides for a base salary of $650,000 per annum plus a bonus as determined by the Board of Directors. In the event of a change of control of the Company as defined in the employment agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The employment agreement provides for successive one year terms unless either the Company or Mr. Petrocelli gives the other written notice that the employment agreement is terminated.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        A.F. Petrocelli serves on the Compensation Committee of Nathan's of which Mr. Howard Lorber is Chairman of the Board and Chief Executive Officer. Mr. Lorber is a member of the Compensation and Stock Option Committees of the Company. Mr. Petrocelli also serves as President, Chief Executive Officer and Chairman of the Board of Prime. Mr. Lorber is Chairman of the Compensation Committee of Prime. For information relating to transactions involving Messrs., Petrocelli and Lorber and the Company, see "Certain Relationships and Related Transactions."


           COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION

General

        The Compensation and Stock Option Committee determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Lorber and Penner, non-employee directors of the Company, serve as members of the Compensation and Stock Option Committee and are independent and non-employee directors.

Compensation Philosophy

        The Compensation and Stock Option Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals by (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and the impact of individual initiative and achievement on such financial performance, (c) linking compensation to elements which effect the Company's annual and long-term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e)
establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

        Section 162(m) of the Internal Revenue Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the Chief Executive Officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Joint Plan and the Incentive Plan qualifies as "performance-based compensation."

Salaries

        Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industries. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage the growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. Mr. Miceli's base salary is determined by the Compensation and Stock Option Committee in consultation with the Chairman of the Board, President and Chief Executive Officer of the Company.

Annual Bonuses

        The Company from time to time considers the payment of bonuses to its executive officers although no formal plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year.

Compensation of Chief Executive Officer

        Mr. Petrocelli's base salary of $650,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Petrocelli will receive the same base salary in 1999. Mr. Petrocelli received a bonus in 1999 of $700,000 for services rendered during the 1998 fiscal year. The Company believes such bonus is "performance based" for purposes of Section 162(m) of the Internal Revenue Code because the Company's revenues exceeded $50,000,000 for the year ended December 31, 1998. At the Company's 1998 Annual Meeting of Stockholders, the Company's stockholders approved a performance criteria which requires the Company to achieve at least $50,000,000 in total revenues in order for the Chief Executive Officer to be eligible to receive a bonus. In addition, in 1998 the Company granted Mr. Petrocelli options to purchase 300,000 shares.

Compensation and Stock Option Committee

        The members of the Compensation and Stock Option Committee are Arnold S. Penner and Howard M. Lorber.

        COMMON STOCK PERFORMANCE: Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends, if any) of the Company, AMEX and a peer group ("The Peer Group") compiled by the Company consisting of publicly traded companies in industry segments corresponding to those in which the Company competes. The Peer Group, which includes the Company, consists of the following companies: Commercial Net Lease Realty Inc., Lexington Corp. Properties Trust, Realty Income Corp., EQK Realty Investments, Keystone Consolidated Industries, Inc., Larizza Industries, Inc., Trinet Corp. Realty Trust Inc., and Pacific Gateway Properties, Inc. As a result of the Company's sale of the stock of its Dorne & Margolin, Inc. ("D&M") subsidiary in January 1998, the Company has deleted Base Ten Systems, Comtech Telecommunications, EDO Corporation and Watkins-Johnson Company from The Peer Group since such entities are in a similar line of business as D&M and replaced such entities with Commercial Net Lease Realty Inc., Lexington Corp. Properties Trust, Realty Income Corp. and Trinet Corp. Realty Trust Inc., all of which are engaged in real estate investment and management.

        The Peer Group consolidation was completed on a weighted average basis (market capitalization basis, adjusted at the end of each year). The graph assumes $100 invested on December 31, 1993, in the Company and each of the other indices.

                TOTAL RETURN TO SHAREHOLDERS REINVESTED DIVIDENDS

                                 INDEXED RETURNS
                                  Years Ending


                                Base
Company                         Period
Name/Index                      Dec 93        Dec 94        Dec 95         Dec 96        Dec 97       Dec 98
----------                      ------        ------        ------         ------        ------       ------

United Capital                  100.00         94.44          76.39         97.22         294.44      188.89
Corp.
American Stock                  100.00         90.89         114.90        122.24         143.48      144.40
Exchange
Peer Group                      100.00         96.41         120.08        150.21         177.61      152.87


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 1998. Specific descriptions of these transactions are provided below.

        In September 1996, the Company purchased a 50% interest in a limited partnership that owns and operates a hotel in Miami Beach, Florida. At the time of the acquisition, the Company participated in a $2.5 million loan transaction to the limited partnership secured by a mortgage lien against the property. The Company advanced approximately $682,500 in connection with this note. The remaining amounts were advanced by the following: A.F. Petrocelli, $250,000; Beverly Petrocelli, $1 million; an officer of the Company $100,000; and the balance by unrelated parties. The note bore interest at 14% per annum payable monthly and the participants also received a commitment fee of 4%. This note matured in September 1997 and was extended in accordance with original terms of the note, for one year, in consideration of a 4% commitment fee. The limited partnership repaid the full amount outstanding together with accrued interest in July 1998. In January 1999, the Company sold its 50% interest in the limited partnership. A.F. Petrocelli disclaims beneficial interest of the participation interest held by Beverly Petrocelli.

        The Company's two hotel properties are managed by Prime, a publicly traded company in which A.F. Petrocelli is President, Chief Executive Officer and Chairman of the Board and Howard M. Lorber is a director. Fees paid for the management of these properties are based upon a percentage of revenue and were approximately $139,000 for 1998. Included in the Company's marketable securities at December 31, 1998 was approximately $9.4 million of common stock in Prime which represents less than 2% of Prime's outstanding shares.

        In March 1997, the Company completed a $73,250,000 sales/leaseback transaction with Kmart Corporation for two of its distribution centers located in Brighton, Colorado and Greensboro, North Carolina. Kmart will lease these facilities for a minimum of 25 years. These sites encompass over 2.7 million square feet and service approximately 300 Kmart stores. The Company has taken a 50% equity interest in this transaction. Also participating in this transaction were Beverly Petrocelli, Arnold Penner, Howard M. Lorber and the spouse of a director who have taken approximately an 8% interest in this transaction. A.F. Petrocelli disclaims beneficial ownership of the participation interest held by Beverly Petrocelli.

        During 1997 the Company advanced, in the aggregate, $398,000 to A.F. Petrocelli and $375,000 to Mr. Miceli. These advances bore interest at the Company's borrowing rate under its revolving credit facility. All amounts advanced together with accrued interest thereon were repaid in January 1998. No such advances were made by the Company in 1998.

        In July 1998, the Company participated in a $3 million loan transaction secured by stock in a corporation whose principal assets were leased equipment and stock in a cooperative apartment. The Company advanced approximately $1.8 million in connection with this loan. The remaining amounts were advanced by A.F. Petrocelli, $250,000; and the balance by Beverly Petrocelli. The note, which matures in August 1999, bears interest at 14% per annum payable monthly. The participants also received a commitment fee of 4% in connection with the loan. In September 1998, the corporation sold its stock in the cooperative apartment and the Company received $800,000 in addition to its normally scheduled payment.

        The Company has Indemnity Agreements with certain directors (individually, each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as directors of the Company.

        PROPOSAL II - APPROVAL OF AMENDMENTS TO 1988 JOINT
        INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN AND THE
        1988 INCENTIVE STOCK OPTION PLAN

The Board of Directors of the Company has unanimously approved for submission to a vote of the stockholders a proposal to amend the Joint Plan and the Incentive Plan to approve the extension of the termination date of the Joint Plan and the Incentive Plan to December 31, 2008 (the "Amendments"). The purpose of the Joint Plan and the Incentive Plan is to attract and retain the best available employee talent and encourage the highest levels of employee performance in order to continue to serve the best interests of the Company and its stockholders. The granting of options serves as partial consideration for and gives employees an additional inducement to remain in the service of the Company and provides them with an increased incentive to work towards the Company's success. Each option granted pursuant to the Joint Plan and the Incentive Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." Approximately 300 employees are eligible to participate under the Joint Plan and Incentive Plan.

        The Board of Directors believes it is in the Company's and its stockholders' best interests to approve the Amendments because they will allow the Company to continue to grant options under the Joint Plan and the Incentive Plan which facilitates the benefits of the additional incentive inherent in the ownership of Common Stock by key employees of the Company and its subsidiaries and helps the Company retain the services of key employees.

        The Joint Plan and the Incentive Plan, as proposed to be amended, would each authorize the Company to issue options to purchase Common Stock through the Joint Plan and the Incentive Plan until December 31, 2008 pursuant to the exercise of options granted thereunder. As of the date hereof, stock options to purchase 731,000 and 363,000 shares of Common Stock, at exercise prices ranging from $5.00 to $25.1625 per share have been granted under each of the Joint Plan and the Incentive Plan, respectively. Since the enactment of the Joint Plan and the Incentive Plan, Messrs. Petrocelli and Miceli have been awarded options to purchase an aggregate of 672,381 shares and 86,300 shares, respectively. All other employees as a group have been awarded options to purchase 297,319 shares under the Joint Plan and the Incentive Plan, and all non-executive officers and Directors as a group have been awarded options to purchase an aggregate of 38,000 shares under the Joint Plan. As of the date hereof, stock options to purchase 647,130 and 223,751 shares were outstanding under the Joint Plan and the Incentive Plan, respectively. In 1998, options to purchase an aggregate of 50,000 shares of Common Stock were exercised by A.F. Petrocelli under the Joint Plan.

        During the last completed fiscal year, options to purchase shares of Common Stock have been granted pursuant to the Joint Plan or the Incentive Plan to (i) Mr. Petrocelli and Mr. Miceli, (ii) all Non-Executive Officer Directors as a group and (iii) all employees, including all current officers who are not executive officers, as a group, as follows:


                                                           Number of
                                                           Options
Name and Position                                        (#)(1)(2)(3)
-----------------                                        ------------

A.F. Petrocelli....................................         300,000
Anthony J. Miceli..................................          30,000
Non-Executive Officer Directors as a Group ........          18,000
Non-Executive Officer Employee Group...............          96,000

-------------------
(1) On December 31, 1998, the last reported sales price of the Company's Common Stock as reported on AMEX was $17 per share.

(2) Information contained in this table is duplicative of information contained in "Executive Compensation" and does not signify additional grants of options to purchase shares of Common Stock.

(3) Options were granted on June 9, 1998 and have an exercise price of either $22.875 or $25.1625 per share.

Administration of the Plan

        The Joint Plan and the Incentive Plan are administered by the Compensation and Stock Option Committee, which determines to whom among those eligible, and the time or times at which options will be granted, the number of shares to be subject to options, the duration of options, any conditions to the exercise of options, and the manner in and price at which options may be exercised. In making such determinations, the Compensation and Stock Option Committee may take into account the nature and period of service of eligible employees, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Compensation and Stock Option Committee in its discretion deems relevant.

        The Compensation and Stock Option Committee is authorized to amend, suspend or terminate the Joint Plan or the Incentive Plan, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the Joint Plan or the Incentive Plan; (ii) materially increase the benefits accruing to participants; or (iii) materially change the eligibility requirements for participation.

Option Price

        The exercise price of each option is determined by the Compensation and Stock Option Committee, but may not be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted.

Terms of Options

        The Compensation and Stock Option Committee shall, in its discretion, fix the term of each option, provided that the maximum term of each option shall be 10 years. Incentive stock options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company shall expire not more than five years after the date of grant. The Joint Plan and the Incentive Plan provide for the earlier expiration of options of a participant in the event of certain terminations of employment.

Proposed Amendments

        If the Amendments are approved, Section 6 of the Incentive Plan will be amended to read in its entirety as follows:


        "No option shall be granted or modified pursuant to this Plan after December 31, 2008, but the expiration of the options theretofore granted may extend beyond that date."

        If the Amendments are approved, the penultimate sentence of Paragraph 2 of the Joint Plan will be amended to read as follows:

        "As provided in paragraph 14, the 1988 Plan shall, unless terminated sooner pursuant to paragraph 15, terminate on December 31, 2008, and no option shall be granted hereunder after that date."

Required Vote

        The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy and entitled to vote, is required for approval of the Amendments to the Joint Plan and the Incentive Plan.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE JOINT PLAN AND THE INCENTIVE PLAN. BROKER NON-VOTES AND PROXIES MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS WILL BE COUNTED AS A VOTE AGAINST THIS PROPOSAL AND BROKER NON- VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.

                              INDEPENDENT AUDITORS

        The Board of Directors has not appointed independent auditors for the year ending December 31, 1999.

        The Company's auditors for the year ended December 31, 1998 were Arthur Andersen LLP. The Company annually reviews the selection of its independent auditors and no selection has been made for the current year.

                                  ANNUAL REPORT

        All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company's 1998 Annual Report for the year ended December 31, 1998, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1998.

        ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO ANTHONY J. MICELI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.

                              STOCKHOLDER PROPOSALS


        Stockholder proposals made in accordance with Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company at its principal office in Great Neck, New York no later than January 9, 2000 for inclusion in the proxy statement for that meeting.


        In addition, the Company's By-laws require that a stockholder give advance notice to the Company of nominations for election to the Board of Directors and of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy statement in accordance with Rule 14a-8). Such stockholder's notice must be given in writing, include the information required by the By-laws of the Company, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal offices. The Company must receive such notice not less than 45 days prior to the date in the current year that corresponds to the date in the prior year on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders. While the Company has not yet set the date of its 2000 Annual Meeting of Stockholders, if it were held on June 15, 2000 (the date that corresponds to the date on which the 1999 Annual Meeting is being held), notice of a director nomination or stockholder proposal made otherwise than in accordance with Rule 14a-8 would be required to be given to the Company no later than April 29, 2000.


                                  OTHER MATTERS

        As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.



                                Anthony J. Miceli
                                Secretary
May 6, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              UNITED CAPITAL CORP.

                     Proxy -- Annual Meeting of Stockholders
                                  June 15, 1999

        The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the "Company"), does hereby appoint A.F. Petrocelli and Anthony J. Miceli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 15, 1999, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

        The undersigned hereby instructs said proxies or their substitutes:

        1. ELECTION OF DIRECTORS:

        The election of the following directors: Howard M. Lorber, Anthony J. Miceli, Arnold S. Penner, and A.F. Petrocelli to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.



 ______  FOR          _____  AGAINST               WITHHOLD AUTHORITY TO VOTE
                                                   FOR ANY NOMINEE(S),
                                                   PRINT NAME(S) BELOW


                                                   -----------------------------



        2. TO AMEND THE 1988 JOINT INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN AND THE 1988 INCENTIVE STOCK OPTION PLAN:

        To amend the 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and the 1988 Incentive Stock Option Plan (the "Incentive Plan") to extend the termination date of the Joint Plan and the Incentive Plan to December 31, 2008.


         ______  FOR   _____  AGAINST    _____  ABSTAIN

        3. DISCRETIONARY AUTHORITY:

        To vote with discretionary authority with respect to all other matters which may come before the Meeting.

        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS AND AMEND THE JOINT PLAN AND THE INCENTIVE PLAN.

        The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 6, 1999, and a copy of either the Company's Annual Report or Annual Report on Form 10-K for the year ended December 31, 1998.

Dated _______________________ 1999

_____________________________ (L.S.)